UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	87-0577390
(State of Incorporation)	(I.R.S. Employer
Identification No.)

Augusto Leguia 100, Oficina 1401, Las Condes,
Santiago, Chile	None
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange of which
to be so registered	each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The Registrant is authorized to issue up to 500,000,000 shares of $.001 par value common stock. The holders of common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Registrant nor are any common shares subject to redemption or convertible into other securities of the Registrant. Shares of common stock are non-assessable and are not subject to any sinking fund provisions. Upon liquidation, dissolution or winding up of the Registrant, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of the Registrant’s common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Registrant’s board of directors.

Item 2. Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Articles of Incorporation	8-K	333-129347	3.1	9/9/13
4.2	Current Bylaws	8-K	333-129347	3.1	7/8/13

SIGNATURES

In accordance with Section 12 of the Exchange Act of 1934, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

White Mountain Titanium Corporation
(Registrant)
Date: April 30, 2015	By:	/s/ Kin Wong
	Name:	Kin Wong
	Title:	Chief Executive Officer